LP Building Solutions Reports Fourth Quarter and Full Year 2025 Results, and Provides First Quarter and Full Year Outlook for 2026
NASHVILLE, Tenn. (Feb 17, 2026) - Louisiana-Pacific Corporation (LP) (NYSE: LPX), a leading manufacturer of high-performance building products, today reported its financial results for the fourth quarter and year ended December 31, 2025.
Key Highlights for the Fourth Quarter of 2025, Compared to the Fourth Quarter of the Prior Year
•Siding net sales increased by $23 million, or 6%, to $384 million
•Oriented Strand Board (OSB) net sales decreased by $132 million to $136 million
•Consolidated net sales decreased by $114 million to $567 million
•Net loss was $(8) million, a decrease of $70 million
•Net loss per diluted share was $(0.11) per share, a decrease of $1.00 per diluted share
•Adjusted EBITDA(1) was $50 million, a decrease of $74 million
•Adjusted Diluted EPS(1) was $0.03 per diluted share, a decrease of $1.00 per diluted share
•Cash provided by operating activities was $67 million, a decrease of $38 million
Key Highlights for the Full Year 2025, Compared to the Prior Year
•Siding net sales increased by $131 million, or 8%, to $1.7 billion
•OSB net sales decreased by $352 million to $832 million
•Consolidated net sales decreased by $233 million to $2.7 billion
•Net income was $146 million, a decrease of $275 million
•Net income per diluted share was $2.08 per share, a decrease of $3.81 per diluted share
•Adjusted EBITDA(1) was $436 million, a decrease of $252 million
•Adjusted Diluted EPS(1) was $2.65 per diluted share, a decrease of $3.23 per diluted share
•Cash provided by operating activities was $382 million, a decrease of $223 million
(1) This is a non-GAAP financial measure. See “Use of Non-GAAP Information” and “Reconciliation of Net Income to Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted Income, and Non-GAAP Adjusted Diluted EPS" below for additional information regarding the Non-GAAP financial measures.
Capital Allocation Update
•Invested $291 million in capital expenditures in 2025
•Paid $61 million to repurchase 0.6 million of LP's common shares during 2025, leaving 70 million common shares outstanding and $177 million remaining repurchase authorization under the existing share repurchase program
•Paid $78 million in cash dividends during the year ended 2025
•Announced a quarterly cash dividend of $0.30 per share for the first quarter of 2026, up 7% from the previous $0.28 per share quarterly dividend
•Total liquidity of approximately $1 billion as of December 31, 2025

First Quarter and Full Year 2026 Outlook
LP is providing financial guidance for the first quarter and full year 2026 as set forth in the table below. Guidance is based on current plans and expectations, and is subject to a number of known and unknown uncertainties and risks, including those set forth below under “Forward-Looking Statements.”

	First Quarter 2026	Full Year 2026
Siding Net Sales Year-Over-Year Growth	~$350-355M (~12% decline)	~ $1.7 billion (~2% growth)
Siding Adjusted EBITDA(2)	~$80-85M (~23% margin(2)(3))	$450 million (~26% margin(2)(3)
OSB Adjusted EBITDA(2)(4)	$25-30 million loss	Breakeven
Consolidated Adjusted EBITDA(2)(4)(5)	$50 million	$430 million
Capital Expenditures(6)		~$400 million
(2) This is a non-GAAP financial measure. Reconciliation of Siding Adjusted EBITDA, OSB Adjusted EBITDA, and consolidated Adjusted EBITDA guidance to the closest corresponding GAAP measure on a forward-looking basis is not available without unreasonable efforts. Our inability to reconcile these measures results from the inherent difficulty in forecasting generally and quantifying certain projected amounts that are necessary for such reconciliation. In particular, sufficient information is not available to calculate certain adjustments required for such reconciliation, such as loss on impairment, business exit credits and charges, product-line discontinuance charges, other operating credits and charges, net, loss on early debt extinguishment, investment income, and other non-operating items, that would be required to be included in the comparable forecasted U.S. GAAP measures. LP expects that these adjustments may potentially have a significant impact on future U.S. GAAP financial results.
(3) This is a non-GAAP financial measure and is calculated as Adjusted EBITDA divided by net sales.
(4) The first quarter and full year OSB Adjusted EBITDA are based on the assumption that OSB prices published by Random Lengths remain unchanged from those published on February 13, 2026 (this is an assumption for modeling purposes and not a price forecast).
(5) For purposes of calculating the first quarter and full year 2026 consolidated Adjusted EBITDA, it has been assumed that Other is approximately $(5)M and $(20)M in the first quarter and full year, respectively.
(6) Capital expenditures related to strategic growth and sustaining maintenance projects are expected to be approximately $200 million and $200 million, respectively, for full year 2026.
Fourth Quarter 2025 Highlights
During Q4 2025, the Company reported net sales of $567 million, representing a decrease of $114 million from last year. Siding revenue rose by $23 million, or 6%, to $384 million, primarily due to an 8% increase in sales prices, which was partially offset by a 2% reduction in sales volumes. OSB net sales decreased by $132 million to $136 million, driven by a decline in prices and sales volumes.
The Company reported a net loss of $8 million ($(0.11) per diluted share) for the quarter, which is $70 million lower than last year. The primary drivers of this decrease were a $74 million reduction in Adjusted EBITDA, and increases of $8 million in impairment charges, $9 million in foreign currency losses, and $5 million in depreciation expenses. These were partially offset by a $27 million reduction in the tax provision. The year-over-year decrease in Adjusted EBITDA was mainly the result of an $84 million impact from declining OSB prices and an $11 million reduction from lower OSB sales volumes, partially offset by a $20 million improvement in Siding sales volumes and improved sales mix.
Full Year 2025 Highlights
In 2025, net sales dropped year over year by $233 million to $2.7 billion. Siding revenue increased by $131 million, or 8%, to $1.7 billion, attributable to 4% higher sales volumes and a 4% increase in prices. OSB revenue fell by $352 million to $832 million, primarily due to lower prices and sales volumes.
Net income declined year over year by $275 million to $146 million ($2.08 per diluted share). The primary drivers behind this decrease were a $252 million reduction in Adjusted EBITDA, and increases of $38 million in impairment charges, $24 million in foreign currency losses, $19 million in depreciation expense, and $10 million in stock-based compensation. Additionally, the absence of $14 million in business exit credits recognized in 2024 and a $7 million decrease in investment income contributed to the overall decline. These impacts were partially offset by a $90 million reduction in the tax provision. The year-over-year decrease in Adjusted EBITDA was driven by several factors, including a $292 million adverse effect from lower OSB prices and reduced sales volumes, partially offset by $91 million from higher Siding sales volumes and improved sales mix. In addition to price and volume impacts, the change in Adjusted EBITDA included increases of $11 million in marketing investments, $9 million in SG&A expenses, $7 million of mill overhead and inventory absorption, and $8 million in tariff costs. The remaining decrease in Adjusted EBITDA relates to a decline of $15 million in Other Adjusted EBITDA, which primarily includes LPSA, corporate, and other minor products and services.

Segment Results
Siding
The Siding segment serves diverse end markets with a broad product portfolio of engineered wood siding, trim, soffit, and fascia. Our Siding is offered primed (LP® SmartSide® Trim & Siding, LP BuilderSeries® Lap Siding, and LP® Outdoor Building Solutions®) and pre-finished (LP® SmartSide® ExpertFinish® Trim & Siding) to meet the needs of builders and installers in new construction and repair and remodeling applications.
Segment net sales and Adjusted EBITDA for this segment were as follows (dollar amounts in millions):

	Quarter Ended December 31,			Year Ended December 31,
	2025	2024	% Change	2025	2024	% Change
Net sales	$384	$362	6%	$1,689	$1,558	8%
Adjusted EBITDA	97	72	33%	444	390	14%

	Quarter Ended December 31, 2025 versus 2024		Year Ended December 31, 2025 versus 2024
	Average Net Selling Price	Unit Shipments	Average Net Selling Price	Unit Shipments
Siding Solutions	8%	(2)%	4%	4%
Siding net sales increased for the three and twelve months ended December 31, 2025 due to higher sales volumes and selling prices. Increases in the average sales price were primarily due to a combination of list price increases and favorable mix. ExpertFinish accounted for 11% and 10% of sales volume and 17% and 16% of net sales in the three and twelve months ended December 31, 2025, respectively, contributing significantly to this favorable mix.
Fourth quarter 2025 Adjusted EBITDA increased year-over-year by $24 million, primarily reflecting the impacts of the net sales increase including favorable mix. For the twelve months ended December 31, 2025, Adjusted EBITDA increased $54 million compared to prior-year. This growth was driven by higher sales volume and higher selling prices of $91 million, partially offset by strategic investments in sales and marketing of $11 million, $9 million of SG&A, $7 million of mill overhead and inventory absorption, and $7 million of tariff expenses.
Oriented Strand Board (OSB)
The OSB segment manufactures and distributes OSB structural panel products, including the innovative value-added OSB product portfolio known as LP® Structural Solutions (which includes LP® FlameBlock® Fire-Rated Sheathing, LP WeatherLogic® Air & Water Barrier, LP® TechShield® Radiant Barrier, LP Legacy® Premium Sub-Flooring, and LP® TopNotch® 350 Durable Sub-Flooring).
Segment net sales and Adjusted EBITDA for this segment were as follows (dollar amounts in millions):

	Quarter Ended December 31,			Year Ended December 31,
	2025	2024	% Change	2025	2024	% Change
Net sales	$136	$267	(49)%	$832	$1,184	(30)%
Adjusted EBITDA	(39)	50	(177)%	7	298	(98)%

	Quarter Ended December 31, 2025 versus 2024		Year Ended December 31, 2025 versus 2024
	Average Net Selling Price	Unit Shipments	Average Net Selling Price	Unit Shipments
OSB - Structural Solutions	(25)%	(24)%	(19)%	(10)%
OSB - Commodity	(40)%	(27)%	(26)%	(8)%
For the year ended December 31, 2025, net sales decreased by $352 million due to a $260 million decrease in OSB prices and an $84 million decrease in sales volumes.
Adjusted EBITDA for the year ended December 31, 2025 decreased year-over-year by $291 million, due to lower average prices and sales volumes.

Other
LP conducts business through three operating segments: Siding, OSB and LP South America (LPSA). In the fourth quarter of 2025, the Company determined that LPSA did not meet the reportable segment criteria and beginning with the fourth quarter of 2025, the financial information for the LPSA segment is included in Other. These changes had no impact on our consolidated results of operations or financial position. Prior period segment information has been recast to conform to our current presentation. Our other operating segments, Siding and OSB, remain reportable operating segments. Other now comprises our South American operations and other products that are not individually significant.
Conference Call
LP will hold a conference call to discuss this release today at 11 a.m. Eastern Time (8 a.m. Pacific Time). Investors will have the opportunity to listen to the conference call live by going to investor.lpcorp.com. For those who cannot listen to the live broadcast, the recorded webcast and accompanying presentation will be available to the public by going to investor.lpcorp.com and clicking “Events” under the “News & Events” header.
About LP Building Solutions
As a leader in high-performance building solutions, Louisiana-Pacific Corporation (LP Building Solutions, NYSE: LPX) manufactures engineered wood products that meet the demands of builders, remodelers and homeowners worldwide. LP's extensive portfolio of innovative and dependable products includes Siding Solutions (LP® SmartSide® Trim & Siding, LP® SmartSide® ExpertFinish® Trim & Siding,LP BuilderSeries® Lap Siding, and LP® Outdoor Building Solutions®), LP® Structural Solutions (LP® FlameBlock® Fire-Rated Sheathing, LP WeatherLogic® Air & Water Barrier, LP® TechShield® Radiant Barrier, LP Legacy® Premium Sub-Flooring, and LP® TopNotch® 350 Durable Sub-Flooring) and LP® Oriented Strand Board. In addition to product solutions, LP provides industry-leading customer service and warranties. Since its founding in 1972, LP has been Building a Better World™ by helping customers construct beautiful, durable homes while shareholders build lasting value. Headquartered in Nashville, Tennessee, LP operates more than 20 manufacturing facilities across North and South America. For more information, visit LPCorp.com.
Forward-Looking Statements
This news release contains statements concerning Louisiana-Pacific Corporation's (LP) future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon the current beliefs and assumptions of, and on information available to, our management; assumptions upon which such forward-looking statements are based are also forward-looking statements. Forward looking statements can be identified by words such as “may,” “will,” “could,” “should,” “believe,” “expect,” “anticipate,” “assume,” “intend,” “plan,” “seek,” “estimate,” “project,” “target,” “potential,” “continue,” “likely,” or “future,” as well as similar expressions, or the negative or other variations thereof. Forward-looking statements include other statements regarding matters that are not historical facts, including without limitation, plans for product development, forecasts of future costs and expenditures, possible outcomes of legal proceedings, capacity expansion and other growth initiatives, the adequacy of reserves for loss contingencies, and any statements regarding the Company’s financial outlook. Factors that could cause actual results to differ materially from those expressed or implied by forward-looking statements include, but are not limited to, the following: changes in governmental fiscal, trade, and monetary policies, including the imposition of higher or new tariffs, trade barriers, and levels of employment; changes in general and global economic conditions, including impacts from rising inflation, supply chain disruptions, new, ongoing, or escalated geopolitical or military conflicts or tensions; the commodity nature of a segment of our products and the prices for those products, which are determined in significant part by external factors such as total industry capacity and wider industry cycles affecting supply and demand trends; changes in the cost and availability of capital; changes in the cost and availability of financing for home mortgages; changes in the level of home construction and repair and remodel activity, including as a result of labor shortages; changes in competitive conditions and prices for our products; changes in the relationship between supply of and demand for building products; changes in the financial or business conditions of third-party wholesale distributors and dealers of building products; changes in prices and the relationship between the supply of and demand for raw materials, including wood fiber and resins, used in manufacturing our products; changes in the cost and availability of energy, primarily natural gas, electricity, and diesel fuel; changes in the cost and availability of transportation, including transportation services provided by third parties; our dependence on third-party vendors and suppliers for certain goods and services critical to our business; operational and financial impacts from manufacturing our products internationally; difficulties in the development, launch or production ramp-up of new products; our ability to attract and retain qualified executives, management and other key employees; the need to formulate and implement effective succession plans from time to time for key members of our management team; impacts from public health issues (including global pandemics) on the economy, demand for our products or our operations, including the actions and recommendations of governmental authorities to contain such public health issues; our ability to identify and successfully complete and integrate acquisitions, divestitures, joint ventures, capital investments and other corporate strategic transactions; unplanned interruptions to our manufacturing operations, such as explosions, fires, inclement weather, natural disasters, accidents, equipment failures, labor shortages or disruptions, transportation interruptions, supply interruptions, public health issues (including pandemics and quarantines), riots, civil insurrection or social unrest, looting, protests, strikes, and street demonstrations; changes in global or regional climate conditions, the impacts of climate change, and potential government policies adopted in response to such conditions; changes in other significant operating expenses; changes in currency values and exchange rates between the U.S. dollar and other currencies, particularly the Canadian dollar, Brazilian real, Chilean peso, and Argentine peso; changes in, and compliance with, general and industry-specific laws and regulations, including environmental and health and safety laws and regulations, the U.S. Foreign Corrupt Practices Act and anti-bribery laws, laws related to our international business operations, and changes in building codes and standards; changes in tax laws and interpretations thereof; changes in circumstances giving rise to environmental liabilities or expenditures; warranty costs exceeding our warranty reserves; challenges to or exploitation of our intellectual property or other proprietary information by our competitors or other third parties; the resolution of existing and future product-related litigation, environmental proceedings and remediation efforts, and other legal or environmental proceedings or matters; the effect of covenants and events of default contained in our debt instruments; the amount and timing of any repurchases of our common stock and the payment of dividends on our common stock, which will depend on market and business conditions and other considerations; cybersecurity events affecting our information technology systems or those of our third-party providers and the related costs and impact of any disruption on our business; and acts of public authorities, war, political or civil unrest, natural disasters, fire, floods, earthquakes, inclement weather, and other matters beyond our control. For additional information about factors that could cause actual results, events, and circumstances to differ materially from those described in the forward-looking statements, please refer to LP’s filings with the Securities and Exchange Commission (SEC). We urge you to consider all of the risks, uncertainties, and factors identified above or discussed in such reports carefully in evaluating the forward-looking statements in this news release. We cannot assure you that the results reflected in or implied by any forward-looking statement will be realized or even if substantially realized, that those results will have the forecasted or expected consequences and effects for or on our operations or financial performance. The forward-looking statements made today are as of the date of this news release. Except as required by law, LP undertakes no obligation to update any such forward-looking statements to reflect new information, subsequent events, or circumstances.
Use of Non-GAAP Information
In evaluating our business, we utilize non-GAAP financial measures that fall within the meaning of SEC Regulation G and Regulation S-K Item 10(e), which we believe provide users of the financial information with additional meaningful comparison to prior reported results. Non-GAAP financial measures do not have standardized definitions and are not defined by U.S. GAAP. In this press release, we disclose net income excluding interest expense, provision for income taxes, depreciation and amortization, stock-based compensation expense, loss on impairment, business exit credits and charges, product-line discontinuance charges, other operating credits and charges, net, loss on early debt extinguishment, investment income, pension settlement charges, other non-operating income (expense), income from discontinued operations, net of income taxes, and net income attributed to noncontrolling interest, as Adjusted EBITDA (Adjusted EBITDA), which is a non-GAAP financial measure. We have included Adjusted EBITDA in this report because we view it as an important supplemental measure of our performance and believe that it is frequently used by interested persons in the evaluation of companies that have different financing and capital structures and/or tax rates. We also disclose net income, excluding loss on impairment, business exit credits and charges, product-line discontinuance charges, interest expense outside of normal operations, other operating credits and charges, net, loss on early debt extinguishment, gain (loss) on acquisition, pension settlement charges, income from discontinued operations, net of income taxes, and net income attributed to noncontrolling interest, and adjusting for a normalized tax rate, as Adjusted Income (Adjusted Income), which is a non-GAAP financial measure. In addition, we disclose Adjusted Diluted EPS, calculated as Adjusted Income divided by diluted shares outstanding (Adjusted Diluted EPS), which is a non-GAAP financial measure. We believe that Adjusted Diluted EPS and Adjusted Income are useful measures for evaluating our ability to generate earnings and that providing these measures should allow interested persons to more readily compare the earnings for past and future periods. Reconciliations of Adjusted EBITDA, Adjusted Income and Adjusted Diluted EPS to their most directly comparable U.S. GAAP financial measures, net income, and net income per share of common stock - diluted, respectively, are presented below.
Adjusted EBITDA, Adjusted Income, and Adjusted Diluted EPS are not substitutes for the U.S. GAAP measures of net income and net income per share of common stock - diluted or for any other U.S. GAAP measures of operating performance. It should be noted that other companies may present similarly titled measures differently, and therefore, as presented by us, these measures may not be comparable to similarly titled measures reported by other companies. Adjusted EBITDA, Adjusted Income, and Adjusted Diluted EPS have material limitations as performance measures because they exclude items that are actually incurred or experienced in connection with the operation of our business.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
(AMOUNTS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

	Quarter Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Net sales	$567	$681	$2,708	$2,941
Cost of sales	(482)	(519)	(2,119)	(2,110)
Gross profit	85	162	589	832
Selling, general, and administrative expenses	(79)	(76)	(329)	(291)
Loss on impairments	(13)	(5)	(44)	(5)
Other operating credits and charges, net	(1)	(6)	(7)	(4)
Income (loss) from operations	(9)	75	209	530
Interest expense	(5)	(2)	(15)	(14)
Investment income	4	5	16	22
Other non-operating (expense) income	(2)	7	(15)	9
Income (loss) before income taxes	(13)	85	195	547
Provision for income taxes	4	(23)	(50)	(140)
Equity in unconsolidated affiliates	—	—	1	13
Net income (loss)	$(8)	$63	$146	$420

Net income (loss) per share of common stock:
Basic	$(0.11)	$0.89	$2.09	$5.91
Diluted	$(0.11)	$0.89	$2.08	$5.89

Average shares of common stock used to compute net income (loss) per share:
Basic	70	70	70	71
Diluted	70	70	70	71

CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
(AMOUNTS IN MILLIONS)

	December 31,
	2025	2024
ASSETS
Cash and cash equivalents	$292	$340
Receivables, net of allowance	127	131
Inventories	363	357
Prepaid expenses and other current assets	28	27
Total current assets	809	855

Property, plant, and equipment, net	1,709	1,579
Timber and timberlands	13	29
Operating lease assets, net	23	25
Goodwill and intangible assets	22	26
Investments in and advances to affiliates	17	17
Other assets	25	20
Deferred tax assets	8	4
Total assets	$2,627	$2,556

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued liabilities	$285	$287
Income taxes payable	5	11
Total current liabilities	291	299

Long-term debt	348	348
Deferred income taxes	177	145
Non-current operating lease liabilities	22	24
Contingency reserves	26	27
Other long-term liabilities	33	43
Total liabilities	896	885

Stockholders’ equity:
Common stock	85	86
Additional paid-in capital	508	478
Retained earnings	1,621	1,615
Treasury stock	(385)	(386)
Accumulated comprehensive loss	(98)	(122)
Total stockholders’ equity	1,731	1,671
Total liabilities and stockholders’ equity	$2,627	$2,556

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (UNAUDITED)
LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
(AMOUNTS IN MILLIONS)

	Quarter Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(8)	$63	$146	$420
Adjustments to net income:
Depreciation and amortization	38	33	145	126
Impairment of goodwill and long-lived assets	13	5	44	5
Stock-based compensation expense	6	5	30	20
Deferred taxes	8	(3)	24	(4)
Foreign currency remeasurement and transaction losses	3	1	11	—
Other adjustments, net	1	4	12	(12)
Changes in assets and liabilities (net of acquisitions and divestitures):
Receivables	35	10	9	3
Inventories	(6)	6	(18)	9
Prepaid expenses and other current assets	3	6	1	(5)
Accounts payable and accrued liabilities	(3)	(5)	(2)	23
Income taxes payable, net of receivables	(25)	(19)	(18)	19
Net cash provided by operating activities	67	105	382	605
CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant, and equipment additions	(75)	(61)	(291)	(183)
Proceeds from sale of assets	—	—	—	1
Investment in affiliates	—	—	—	(17)
Other investing activities, net	—	—	—	16
Net cash used in investing activities	(75)	(61)	(291)	(183)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of cash dividends	(20)	(18)	(78)	(74)
Purchase of stock	—	(24)	(61)	(212)
Other financing activities	3	1	(2)	(7)
Net cash used in financing activities	(17)	(41)	(141)	(292)
EFFECT OF EXCHANGE RATE ON CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	—	(9)	1	(12)
Net increase (decrease) in cash, cash equivalents, and restricted cash	(25)	(6)	(48)	118
Cash, cash equivalents, and restricted cash at beginning of period	316	346	340	222
Cash, cash equivalents, and restricted cash at end of period	$292	$340	$292	$340

LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
KEY PERFORMANCE INDICATORS
The following tables present summary data relating to: (i) housing starts within the United States, (ii) our sales volumes, and (iii) our Overall Equipment Effectiveness (OEE) performance. We consider the following items to be key performance indicators for our business because LP’s management uses these metrics to evaluate our business and trends in our industry, measure our performance, and make strategic decisions. We believe that the key performance indicators presented may provide additional perspective and insights when analyzing our core operating performance. These key performance indicators should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the financial measures that were prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). These measures may not be comparable to similarly titled performance indicators used by other companies.
We monitor housing starts, which is an indicator of residential construction in the United States that correlates with the demand for many of our products. We believe that this is a useful measure for evaluating our results and that providing this measure should allow interested persons to more readily compare our sales volume for past and future periods to an external indicator of product demand. Other companies may present housing start data differently, and therefore, as presented by us, our housing start data may not be comparable to similarly titled indicators reported by other companies.
The following table sets forth U.S. housing starts data reported by the U.S. Census Bureau for the quarter and year ended December 31, 2025 and 2024 (amounts based upon information published through January 9, 2026, in thousands):

	Quarter Ended December 31,		Year Ended December 31,
	2025[1]	2024	2025[1]	2024
Housing starts:
Single-Family	221	231	949	1,013
Multi-Family	97	91	416	354
	318	322	1,364	1,367
1November and December 2025 housing starts have not yet been published by the U.S. Census Bureau, and therefore, we have used October 2025 housing starts as the November and December 2025 actual housing starts.
We monitor sales volumes for our products in our Siding and OSB segments, which we define as the amount of our products sold within the applicable period measured in million square feet (MMSF) on a standard 3/8" thickness basis. Evaluating sales volume by product type helps us identify and address changes in product demand, broad market factors that may affect our performance, and opportunities for future growth. It should be noted that other companies may present sales volume data differently, and therefore, as presented by us, sales volume data may not be comparable to similarly titled measures reported by other companies. We believe that sales volumes can be a useful measure for evaluating and understanding our business.
The following table sets forth sales volumes for the quarter and year ended December 31, 2025 and 2024 (in MMSF):

	Quarter Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Siding	393	401	1,786	1,719
Total Siding sales volume	393	401	1,786	1,719

OSB - Structural Solutions	308	408	1,535	1,705
OSB - Commodity	308	419	1,540	1,680
Total OSB sales volume	616	827	3,075	3,384

We measure OEE of each of our mills to track improvements in the utilization and productivity of our manufacturing assets. OEE is a composite metric that considers asset uptime (adjusted for capital project downtime and similar events), production rates, and finished product quality. We believe that when used in conjunction with other metrics, OEE can be a useful measure for evaluating our ability to generate profits, and that providing this measure should allow interested persons to monitor operational improvements. We use a best-in-class target across all LP sites that allows us to optimize capital investments, focus maintenance and reliability improvements, and improve overall equipment efficiency. It should be noted that other companies may present OEE data differently, and therefore, as presented by us, OEE data may not be comparable to similarly titled measures reported by other companies.
OEE for the quarter and year ended December 31, 2025 and 2024 for each of our businesses is listed below:

	Quarter Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Siding	78%	75%	77%	77%
OSB	80%	78%	79%	78%

LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
SELECTED SEGMENT INFORMATION
(AMOUNTS IN MILLIONS)

	Quarter Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
NET SALES
Siding	$384	$362	$1,689	$1,558
OSB	136	267	832	1,184
Other	47	52	187	199
Total Sales	$567	$681	$2,708	$2,941

LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET INCOME TO NON-GAAP ADJUSTED EBITDA, NON-GAAP ADJUSTED INCOME, AND NON-GAAP ADJUSTED DILUTED EPS
(AMOUNTS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

	Quarter Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Net income (loss)	$(8)	$63	$146	$420
Add (deduct):
Provision (benefit) for income taxes	(4)	23	50	140
Depreciation and amortization	38	33	145	126
Stock-based compensation expense	6	5	30	20
Loss on impairment	13	5	44	5
Other operating credits and charges, net	1	6	6	8
Product-line discontinuance charges	1	—	2	—
Business exit credits and charges	—	—	—	(14)
Interest expense	5	2	15	14
Investment income	(4)	(5)	(16)	(22)
Other non-operating expense (income)	2	(7)	15	(9)
Adjusted EBITDA	$50	$125	$436	$688

Siding	$97	$72	$444	$390
OSB	(39)	50	7	298
Other	(8)	2	(15)	—
Total Adjusted EBITDA	$50	$125	$436	$688

	Quarter Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Net income (loss) per share of common stock - diluted	$(0.11)	$0.89	$2.08	$5.89

Net income (loss)	$(8)	$63	$146	$420
Add (deduct):
Loss on impairment	13	5	44	5
Other operating credits and charges, net	1	6	6	8
Product-line discontinuance charges	1	—	2	—
Business exit credits and charges	—	—	—	(14)
Reported tax provision	(4)	23	50	140
Adjusted income before tax	2	97	247	559
Normalized tax provision at 25%	(1)	(24)	(62)	(140)
Adjusted Income	$2	$72	$185	$419
Diluted shares outstanding	70	70	70	71
Adjusted Diluted EPS	$0.03	$1.03	$2.65	$5.88